For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE PROVIDES CYSTIC FIBROSIS CLINICAL PROGRAM UPDATE

- Enrollment in TIGER-1 Trial Progressing Well -

DURHAM, NC - January 16, 2007 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced an update on its clinical development program for denufosol tetrasodium for the treatment of cystic fibrosis (CF).

"We continue to make good progress in the Phase 3 program for denufosol," said Christy L. Shaffer, Ph.D., President and CEO of Inspire. "Based on the number of sites that have been initiated and current enrollment rates, we expect to complete full enrollment in our TIGER-1 Phase 3 trial in the fourth quarter of this year. We intend to unblind, analyze and announce the top-line results within two to three months following completion of the initial 24-week placebo-controlled portion of the trial."

Inspire's TIGER-1 Phase 3 clinical trial is a randomized, double-blind comparison of 60 mg of denufosol to placebo in approximately 350 CF patients. The trial is designed to include a 24-week efficacy treatment period, followed by a 24-week safety extension period. To date, approximately 115 patients have been randomized in TIGER-1 and 20 additional patients are in the screening phase. Of the 70 sites targeted for inclusion in the study, approximately 75% are able to enroll patients and approximately 50% have begun screening and/or enrolling patients. In this trial, there are 15 leading academic medical centers that are part of the Therapeutics Development Network (TDN), which includes sites that have extensive experience in conducting CF trials. All of the participating TDN sites have been initiated and are screening and/or enrolling patients in the trial.

"Denufosol is one of the most promising late-stage compounds in clinical development for the treatment of CF lung disease," said Robert J. Beall, Ph.D., President and CEO of the Cystic Fibrosis Foundation. "We are working closely with Inspire to ensure patients in the CF community are aware of the opportunity to participate in this important Phase 3 program. These efforts are part of a broader initiative the Foundation has recently undertaken to educate CF patients and their caregivers on the significant need and benefit of participating in clinical trials."

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis and allergic rhinitis. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made regarding the timing of completion of patient enrollment in the TIGER-1 trial, the timeframe for unblinding the efficacy results, and the timing or outcome of the TIGER-1 trial, including both the 24-week efficacy treatment period and the 24-week safety extension period. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials including the speed at which participating clinical sites are able to begin screening and/or enrolling patients and patient willingness to participate in trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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